Exhibit 10.6

AMENDMENT OF LEASE

THIS AMENDMENT OF LEASE (this “Amendment”), made as of the 23 day of December 2013, by and between VNO 100 WEST 33RD STREET LLC, a New York limited liability company, having an office c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019 (“Landlord”), and ROCKET FUEL INC., a Delaware corporation, having an address at 350 Marine Parkway, Redwood City, California (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Lease, dated as of July 31, 2013 (the “Lease”), between Landlord and Tenant, Landlord did demise and let to Tenant, and Tenant did hire and take from Landlord, certain premises located on the third (3rd) floor as more particularly identified in the Lease (the “Original Premises), of the building known as The Manhattan Mall and by the street address of 100 West 33rd Street, New York, New York (the “Building”);

WHEREAS, the term of the Lease has not yet commenced and Landlord has not delivered possession of the Original Premises to Tenant; and

WHEREAS, Landlord and Tenant desire to modify the Lease to provide for the leasing of an additional portion of the third (3rd) floor referred to in the Lease as the Additional Space, as more particularly described on Exhibit “A” attached hereto and made a part hereof, to modify the Lease to provide for the leasing of an additional portion of the third (3rd) floor, as more particularly described on Exhibit “B” attached hereto and made a part hereof (the “Second Additional Space”) and to otherwise modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1.                                      Definitions.  All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

2.                                      Lease of Additional Space and Second Additional Space.  From and after the Commencement Date (as such term is modified herein), Landlord leases to Tenant, and Tenant hires from Landlord, the Additional Space and the Second Additional Space, upon all of the same terms, covenants and conditions set forth in the Lease, except as modified and amended herein.  Accordingly, from and after the date hereof, the term “Premises” as used in the Lease, as amended hereby, shall be deemed to mean collectively, the Original Premises, the Additional Space and the Second Additional Space.   For purposes of clarification, the Additional Space and the Second Additional Space must be delivered to Tenant in the same condition as required by the Lease with respect to the Original Premises, including, without limitation, the completion of Landlord’s Pre-Commencement Work in the Additional Space and the Second Additional Space; provided, however, that item 6 of Exhibit 6.2 of the Lease (demising work) shall no longer apply as to the Original Premises, the Additional Space and the Second Additional Space.  In lieu of item 6 of Exhibit 6.2 of the Lease, Landlord hereby agrees to remove the demising wall currently located in on the third floor of the Building, at Landlord’s sole cost and expense, no later than January 31, 2014.  If Landlord fails to complete the removal of such demising wall by such date, then Tenant shall have the right, following at least five (5) days’ prior notice to Landlord thereof, to perform such work pursuant to and in accordance with Article 7 of the Lease, provide Landlord with evidence of the reasonable costs incurred by Tenant in so performing such work and offset such reasonable costs against the Fixed Rent due from and after the Rent Commencement Date.

3.                                      Modification of Lease.  From and after the date hereof the Lease is hereby modified and amended as follows:

(A)                               Section 1.2(A) of the Lease is hereby deleted in its entirety and replaced with the following:

“(A)                         Subject to Section 1.2(B) hereof, the term of this Lease shall commence on the date that Landlord delivers vacant and exclusive possession of the Premises to Tenant in accordance with this Lease and with Landlord’s Pre-Commencement Work Substantially Complete (such date that Landlord delivers vacant and exclusive possession of the Premises to Tenant with Landlord’s Pre-Commencement Work Substantially Complete being referred to herein as the “Commencement Date”).  Notwithstanding anything to the contrary contained herein, in the event that the Commencement Date shall not occur (i) on or before December 15, 2013, then, subject to this Section 1.2(A), the Rent Commencement Date shall be adjourned by one (1) day for each day from and after December 15, 2013 until the Commencement Date shall occur or (ii) on or before forty-five (45) days following the date of that certain Amendment of Lease, dated as of December       , 2013 between Landlord and Tenant (which date shall be extended by periods of Unavoidable Delays for up to only thirty (30) days) then Tenant, subject to this Section 1.2(A) shall have the right to terminate this Lease within five (5) Business Days after such date by delivering to Landlord notice (time being of the essence) of such termination provided that the Commencement Date has not then occurred and if the Commencement Date shall not occur by the date that that is two (2) Business Days following Landlord’s receipt of this notice, then this Lease shall be deemed terminated.  In the event that Tenant terminates this Lease as aforesaid, this Lease shall be deemed terminated and of no further force and effect, whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant, and thereafter neither party shall have any rights or obligations hereunder except those surviving the Expiration Date.”

(B)                               The term “Rent Commencement Date” (as defined in Section 1.3 of the Lease) shall mean the same numerical day as the Commencement Date that occurs in the fifteenth (15th) month thereafter.

(C)                               Section 3.4(B) of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant shall have (i) the right to install and maintain during the Term a sign containing only Tenant’s name and logo on the door of the Premises and (ii) the exclusive right to install signage in the third floor elevator lobby outside of the entrance to the Premises, which signage shall contain only Tenant’s name and logo, provided that any such signs shall be subject to Landlord’s prior written consent; provided, however, the foregoing shall not preclude any other non-retail tenant from having the right to have and maintain Building standard identification signage in the third (3rd) floor elevator lobby and identification signage on and near the door of its premises.”

(D)                               Exhibit “7.2” of the Lease is hereby deleted; however, Landlord approves in concept any Initial Alterations in the Original Premises, the Additional Premises and the Second Additional Premises that are of a similar design, character and function as those shown on such Exhibit “7.2”.

(E)                                Articles 18 and 19 of the Lease are hereby deleted in their entirety.

(F)                                 The following provisions shall be applicable with respect to the leasing of the Additional Space as follows:

(i)                                     The Fixed Rent shall be an amount equal to:

(x)                                 One Million One Hundred Twenty Thousand Thirty-Two Dollars and No Cents ($1,120,032.00) per annum, for the period commencing on the Rent Commencement Date and ending on March 14, 2020 ($93,336.00 per month), payable in advance in equal monthly installments at the times and in the manner provided in the Lease; and

(y)                                 One Million Two Hundred Thirty-Six Thousand Seven Hundred Two Dollars and No Cents ($1,236,702.00) per annum, for the period commencing on March 15, 2020 and ending on the Fixed Expiration Date ($103,058.50 per month), payable in advance in equal monthly installments at the times and in the manner provided in the Lease.

(ii)                                  The term “Tenant’s Operating Expense Share” (as defined in Section 2.1(G) of the Lease) shall mean two and eight thousand seven hundred twenty-two ten-thousandths percent (2.8722%).

(iii)                               The term “Tenant’s Tax Share” (as defined in Section 2.5(I) of the Lease) shall mean two and three thousand eight hundred fifty-three ten-thousandths percent (2.3853%).

(iv)                              The Rentable Area of the Second Additional Space shall be deemed to be twenty-three thousand three hundred thirty-four (23,334) square feet in the aggregate.

(v)                                 Section 7.12 of the Lease shall be applicable with respect to the Additional Premises and the amount of the Tenant Fund shall be increased by the amount of One Million Five Hundred Sixteen Thousand Seven Hundred Ten Dollars and No Cents ($1,516,710.00) and all references therein to “Premises” shall be deemed to include the Additional Space.

(F)                                 The following provisions shall be applicable with respect to the leasing of the Second Additional Space:

(i)The Fixed Rent shall be an amount equal to :

(x)                                 Eight Hundred Ninety-Two Thousand Seven Hundred Eighty-Eight Dollars and No Cents ($892,788.00) per annum, for the period commencing on the Rent Commencement Date and ending on March 14, 2020 ($74,399.00 per month), payable in advance in equal monthly installments at the times and in the manner provided in the Lease; and

(y)                                 Nine Hundred Seventy-Eight Thousand Six Hundred Thirty-Three Dollars and No Cents ($978,633.00) per annum, for the period commencing on March 15, 2020 and ending on the Fixed Expiration Date ($81,522.00 per month), payable in advance in equal monthly installments at the times and in the manner provided in the Lease.

(ii)                                  The term “Tenant’s Operating Expense Share” (as defined in Section 2.1(G) of the Lease) shall mean two and one thousand one hundred thirty-four ten-thousandths percent (2.1134%).

(iii)                               The term “Tenant’s Tax Share” (as defined in Section 2.5(I) of the Lease) shall mean one and one thousand seven hundred fifty-five ten-thousandths percent (1.7551%).

(iv)                              The Rentable Area of the Second Additional Space shall be deemed to be seventeen thousand one hundred sixty-nine (17,169) square feet in the aggregate.

(v)                                 Section 7.12 of the Lease shall be applicable with respect to the Second Additional Space and the amount of the Tenant Fund shall be increased by the amount of One Million Fifteen Thousand Nine Hundred Eighty-Five Dollars and No Cents ($1,115,985.00) and all references therein to “Premises” shall be deemed to include the Second Additional Space.

(G)                               Article 26 of the Lease shall be deemed modified and amended to delete the amount “One Million One Hundred Eighty-Eight Thousand Nine Hundred Sixty Dollars and No Cents ($1,188,960.00)” therefrom and to insert the amount “One Million Six Hundred Thirty-Five Thousand Three Hundred Fifty-Four Dollars and No Cents ($1,635,354.00)” in lieu thereof.  Simultaneously with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the amount thereof by Four Hundred Forty-Six Thousand Three Hundred Ninety-Four Dollars and No Cents ($446,394.00).

4.                                      Condition of Premises.  Tenant acknowledges that Landlord has made no representations to Tenant with respect to the condition of the Additional Space or the Second

Additional Space. Tenant represents that it has made a thorough inspection of the Additional Space and the Second Additional Space and agrees to take the same “as is” in the condition existing on the Commencement Date and that, notwithstanding anything to the contrary contained in the Lease, as amended hereby, Landlord shall have no obligation perform any work, alter, improve, decorate, or otherwise prepare the Additional Space or the Second Additional Space for Tenant’s occupancy, except for Landlord’s Work.  Promptly following the date hereof, Landlord shall give Tenant a Form ACP-5 covering the Additional Space and the Second Additional Space.  On the Commencement Date, the Building Systems serving the Additional Space and the Second Additional Space shall be in good working order and points of connection to all Building Systems for Tenant’s use shall be available on the floor on which the Additional Space and the Second Additional Space are located.

5.                                      Liability of Landlord.  The obligations of the holder of Landlord’s interest under the Lease, as amended by this Amendment, arising after any transfer shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent Landlord) of its interest in the Building or the land upon which it is erected, as the case may be, to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer, Landlord’s interest under the Lease was assumed by such subsequent Landlord and in the event of any such sale, except to the extent that such liability results from Landlord’s fraudulent acts, conveyance, assignment or transfer, Landlord shall thereafter be and hereby is entirely freed of all such obligations of Landlord under the Lease, as amended by this Amendment.  The members, partners, shareholders, directors, officers and principals, direct and indirect, of Landlord (collectively, the “Parties”) shall not be liable for the performance of Landlord’s obligations under the Lease, as amended by this Amendment.  Tenant shall look solely to Landlord to enforce Landlord’s obligations and shall not seek any damages against any of the Parties.  The liability of Landlord for Landlord’s obligations under the Lease, as amended by this Amendment, shall be limited to Landlord’s interest in the Building and the Land upon which the Building is erected or proceeds thereof (including, without limitation, proceeds of a sale or refinancing of Landlord’s interest in the Real Property, casualty insurance proceeds, and condemnation awards), and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under the Lease, as amended by this Amendment, or to satisfy a judgment for Landlord’s failure to perform such obligations.

6.                                      Brokerage.  Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker, finder or like agent other than Newmark Grubb Knight Frank and its Affiliates (collectively, the “Broker”) in connection with this Amendment.  Landlord shall pay the Broker any commission due in connection with this Amendment pursuant to the terms of a separate agreement. Tenant does hereby agree to indemnify, defend and hold Landlord harmless of and from any and all losses, costs, damages or expenses (including, without limitation, attorneys’ fees and disbursements) incurred by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) who shall claim to have dealt with Tenant in connection herewith. Landlord does hereby agree to indemnify, defend and hold Tenant harmless of and from any and all losses, costs, damages or expenses (including, without limitation, attorneys’ fees and disbursements) incurred by reason of any claim of or liability to any broker, finder or like agent (including the Broker) who shall claim to have dealt with Landlord in connection herewith. The provisions of this Paragraph 6 shall survive the expiration or termination of the Lease, as amended by this Amendment.

7.                                      Authorization.  Landlord and Tenant each represents and warrants to the other that its execution and delivery of this Amendment has been duly authorized and that the person executing this Amendment on behalf of such party has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

8.                                      Full Force and Effect of Lease.  Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

9.                                      Entire Agreement.  The Lease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the Premises thereunder and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.                               Enforceability.  This Amendment shall not be binding upon or enforceable against either Landlord or Tenant unless, and until, Landlord and Tenant, each in its sole discretion, shall have executed and unconditionally delivered to the other an executed counterpart of this Amendment.

11.                               Counterparts.  This Amendment may be executed in several counterparts, each of which shall be deemed and original but all of which shall constitute one and the same agreement.

12.                               Lender Consent.  Pursuant to that certain Subordination, Non-disturbance and Attornment Agreement, dated July 31, 2013 (the “Current SNDA”) by and among Tenant and JPMorgan Chase Bank, National Association, a national banking association (“Lender”), this

Amendment and the obligations of Landlord and Tenant hereunder are conditioned upon the written consent of the Lender.  Within five (5) Business Days of full execution of this Amendment, Landlord shall cause Lender to deliver a consent to this Amendment and a modification to the current SNDA in the form attached hereto as Exhibit “C”.

13.                               Reimbursement of Fees. Landlord hereby agrees to reimburse Tenant for the aggregate amount of Two Hundred Thousand Dollars ($200,000.00) for certain fees incurred by Tenant in connection with this Amendment.  Landlord shall so reimburse Tenant within thirty (30) days following the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment of Lease as of the date first above written.

VNO 100 WEST 33RD STREET LLC, Landlord

By:	Vornado Shenandoah Holdings, LLC, its sole economic partner

	By:	Vornado Realty L.P., as managing member

		By:	Vornado Realty Trust, its general partner

			By:	/s/ David R. Greenbaum
David R. Greenbaum
President- New York Division

ROCKET FUEL INC., Tenant

By:	/s/ J. Peter Bardwick
Name:
Title:

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT
(Within New York State)

STATE OF                                                                                      )

: ss.:

COUNTY OF                                                                                  )

On the            day of                                   , in the year 2013, before me, the undersigned personally appeared                                        , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT
(Outside of New York State)

STATE OF                                                                                      )

: ss.:

COUNTY OF                                                                                  )

On the            day of                                   , in the year 2013, before me, the undersigned, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the                                 .  (Insert the city or other political subdivision and the state or country or other place the acknowledgement was taken.)

(Signature and office of individual taking acknowledgement)

Exhibit “A”

Additional Space

Exhibit “B”

Second Additional Space

Exhibit “C”

Form of SNDA